Exhibit 10-N-9

Performance-Based Restricted Stock Unit Award Metrics for 2012

On February 21, 2012, the Compensation Committee of the Board of Directors of the Company approved the specific performance goals and business criteria to be used for purposes of determining any future performance-based restricted stock unit final awards for the 2012 performance-year for participants, including executive officers, under the Company's shareholder-approved 2008 Long-Term Incentive Plan (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

For all participants, the performance criteria to be used for 2012 under the plan include attaining specified levels of:

•	Total Company pre-tax profits* (35%),

•	Total Automotive operating-related cash flow* (35%),

•	Total Company cost performance (10%),

•	Total Company market shares (10%), and

•	Total Company quality metrics (10%).

Based on business performance results for 2012 against the targeted levels established for each metric, the Compensation Committee will determine the percentage of the target award that is earned, which could range between 0% and 100% depending on actual performance achieved relative to the target levels.

* Excludes special items